EXHIBIT 99.1

Hooker Furniture Reports First Quarter of Consolidated Results Including Home Meridian

MARTINSVILLE, Va., June 07, 2016 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported consolidated net sales of $121.8 million and net income of $2.5 million, or $0.22 per diluted share, for its fiscal 2017 first quarter ended May 1, 2016. Included in fiscal 2017 first quarter results are $1.7 million in acquisition-related intangible amortization expense, which was elevated in the first quarter due to the five-month amortization period of the Company’s acquired profit in order backlog asset and approximately $1.0 million in non-recurring acquisition-related costs.

This is the first quarter to include consolidated financial results from Hooker’s acquisition of the business of Home Meridian International (“Home Meridian”), which was completed on February 1, 2016, the first day of its 2017 fiscal year. As such, Home Meridian’s results are not included in the Company’s prior fiscal-year results.

For the quarter, consolidated net sales doubled compared to a year ago, primarily due to the Home Meridian acquisition.  This increase was partially offset by a 7% sales decrease in Hooker Furniture’s legacy business, driven by lower sales in the Hooker Casegoods segment.

Earnings per share decreased to $0.22 per share compared to $0.32 in the prior year quarter.

“As expected, the first quarter was impacted by the weaker casegoods demand we, and our industry, have experienced since late last year,” said Paul B. Toms, chief executive officer. “Yet, in spite of lower sales and about $1 million in acquisition-related costs, we were able to deliver nearly a 7% operating income margin in our legacy business.”

Toms added, “Since the end of our first quarter, we have seen improvement in the incoming order rate for both Hooker and Home Meridian casegoods versus the first quarter. During this same period, there’s been an uptick in consumer spending, stabilization of the stock market and an uptick in housing. We expect these factors will result in an improved furniture retail environment, with less hesitation on the part of consumers to invest in larger-ticket purchases like case goods,” he said.

During the quarter, consolidated gross profit increased 62.4%, or $10.2 million, over the prior year quarter primarily due to the Home Meridian acquisition. Also contributing to the increase were higher sales and improved operating efficiencies in the Company’s Upholstery segment, along with higher gross profit in the All Other segment due to increased net sales at H Contract. These improvements were partially offset by a decline in the Hooker Casegoods segment profitability due to lower net sales. However, the Hooker Casegoods segment gross profit as a percentage of net sales increased primarily due to lower ocean freight costs.

Consolidated operating income decreased $1.2 million, or 23.7% to $4.0 million. The decrease was driven primarily by decreased Hooker Casegoods segment operating profit. Included in Hooker Casegoods segment results are approximately $1 million in non-recurring acquisition-related costs recorded during the quarter. Additionally, the Home Meridian segment recorded $1.7 million in amortization expense on acquisition-related intangibles.  Amortization expense is expected to decline to $814,000 in the fiscal 2017 second quarter and to $334,000 in each of the fiscal 2017 third and fourth quarters.

Segment Reporting: Hooker Casegoods

“High-ticket, deferrable product categories like case goods appear to have been hardest hit during the retail slowdown, beginning late last year and through Q1 this year. We believe reduced retail activity was driven by lower consumer confidence, volatility in the stock market, a pause in housing activity and depressed oil prices that negatively affected certain regions of the country where several of our largest customers are located,” Toms said. “As these conditions improve, we expect a better retail sales environment for casegoods. In addition, we are taking aggressive actions to stimulate demand such as national sales promotions on various parts of our product line, working with major retailers to tailor promotions specifically to their market and successfully launching our Cynthia Rowley brand at retail.”

Segment Reporting: Home Meridian

“We are very excited to now have Home Meridian as part of our Company,” Toms said. “Long term, we believe our expansion into lower price points and additional channels of distribution will be extremely beneficial to our company and are confident Home Meridian will be a significant contributor to both top and bottom line growth. While Home Meridian, like Hooker, was impacted by weaker demand this quarter, they met our internal expectations. Seasonality is more of a factor in their business, with the first quarter of the year historically representing only 20% of their annual volume, due to their business model and the impact of Chinese New Year on production and shipping. Consequently, we expect better leveraging of fixed costs later in the fiscal year. Amortization of intangible assets, in particular the profit in acquired order backlog which will be amortized over the first half of fiscal 2017, had a significant impact on HMI’s first quarter results.”

Segment Reporting: Upholstery

“Upholstery outperformed case goods both in our Company and the industry as a whole during the last two quarters,” Toms said. “Overall, our upholstery segment reported a low-single-digit sales increase, and we were particularly gratified to see a robust increase in our imported upholstery sales. Bradington-Young, our domestically-produced premium leather line, continued the trend of low-single-digit sales increases and good operating profitability. Sam Moore, our custom upholstery brand, reported an operating income improvement of nearly 50% during the quarter, despite a 5% net sales decrease due primarily to exiting low or unprofitable sales in the prior-year.”

Segment Reporting: “All Other”

“H Contract continues to grow, with shipments up 82% over last year and a three-fold improvement in operating income compared to last year,” Toms said. “We have not yet felt the impact of the repositioning of Homeware, as that is still in process. While sales were down, Homeware cut operating losses in half. Overall, Homeware had minimal impact on our results.”

Cash, Debt and Inventory

The Company finished the fiscal 2017 first quarter with $32.4 million in cash and cash equivalents and $52 million in acquisition-related debt. Additionally, $28.2 million was available on its $30.0 million revolving credit facility, net of $1.8 million reserved for standby letters of credit. Consolidated inventories stood at $77.7 million.

“We are pleased with our cash balance, even after using $26 million in cash on hand to partially fund the acquisition of Home Meridian,” Toms said. “In addition to our regular debt service payment, we have already paid an additional $6.8 million to lower debt. We’re also satisfied with our inventory levels and are keeping obsolescence at a minimum, as is evidenced by continued lower Hooker Casegoods discounting. We still expect an uptick at retail in the late summer and are planning our inventory levels accordingly.”

Outlook

"Beginning in the second half of last year through the first quarter of this fiscal year, we’ve experienced lower demand for most of our products compared to the same period a year ago. We believe our situation is generally consistent with that of the overall home furnishings industry. Several economic factors have put consumers on the sidelines, postponing big-ticket purchases such as case goods. However, in May we have seen an improvement in consumer spending, significant increases in new and existing home sales as well as other positive factors, resulting in an uptick in incoming case goods orders. While the summer months are historically the weakest at retail in the furniture industry, we expect an improving environment and are preparing for an expected upturn in business during the late summer. We are also working with our vendors to accelerate delivery of our top April market introductions to retail floors early in the third quarter so they will be in place at retail for the important Labor Day weekend that opens the fall selling season," Toms concluded

Conference Call Details

Hooker Furniture will present its fiscal 2017 first quarter results via teleconference and live internet web cast on Tuesday afternoon, June 7, 2016, at 4:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Dividends

On June 6, 2016, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on June 30, 2016 to shareholders of record at June 16, 2016.

Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 91st year of business.  Its February 2016 acquisition of the business of Home Meridian International positions it to be ranked one of the top three sources for the U.S. Furniture Market.  Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, and Hooker Upholstery, imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Pulaski Furniture, specializing in casegoods covering the complete design spectrum: traditional, contemporary, and transitional in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Right 2 Home, a supplier to internet furniture retailers, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the risks related to the recent acquisition of substantially all of the assets and certain liabilities of Home Meridian International, Inc., (“HMI”) including deal-related costs to be recognized in fiscal 2017, integration costs, costs related to acquisition debt, including maintaining HMI’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, financial statement charges related to the application of current accounting guidance in accounting for the acquisition, the recognition of significant additional depreciation and amortization expenses by the combined entity, the loss of key employees from HMI, the ongoing costs related to the assumption of HMI’s pension liabilities, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the companies which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the acquisition; (3) the risks specifically related to the Home Meridian segment’s operations including significant concentrations of its sales and accounts receivable in only a few customers; (4) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (5) our ability to successfully implement our business plan to increase sales and improve financial performance; (6) the cost and difficulty of marketing and selling our products in foreign markets; (7) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (8) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (9) disruptions affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina corporate or divisional administrative facilities or our representative offices in China or Vietnam; (10) when or whether our new business initiatives, including, among others, H Contract and Homeware, meet growth and profitability targets; (11) price competition in the furniture industry; (12) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (13) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (14) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs;  (15) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (16) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (17) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (18) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (19) capital requirements and costs; (20) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (21) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (22) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (23) higher than expected employee medical  costs;  (24) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended
	May 1,	May 3,
	2016	2015

Net sales	$121,831	$60,956

Cost of sales	95,232	44,581

Gross profit	26,599	16,375

Selling and administrative expenses	20,944	11,133
Intangible asset amortization	1,654	-

Operating income	4,001	5,242

Other income and expense, net	159	144
Interest expense and (income), net	263	(12)

Income before income taxes	3,897	5,374

Income tax expense	1,397	1,902

Net income	$2,500	$3,472

Earnings per share:
Basic	$0.22	$0.32
Diluted	$0.22	$0.32

Weighted average shares outstanding:
Basic	11,515	10,756
Diluted	11,540	10,781

Cash dividends declared per share	$0.10	$0.10

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended
	May 1,	May 3,
	2016	2015

Net Income	$2,500	$3,472
Other comprehensive (loss) income:
Amortization of actuarial (gain) loss	(17)	45
Income tax effect on amortization	5	(17)
Adjustments to net periodic benefit cost	(12)	28

Total Comprehensive Income	$2,488	$3,500

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	May 1,		January 31,
	2016		2016
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$32,354		$53,922
Trade accounts receivable, less allowance for doubtful
accounts of $3,464 and $1,032 on each respective date	61,760		28,176
Inventories	77,670		43,713
Prepaid expenses and other current assets	3,694		2,256
Total current assets	175,478		128,067
Property, plant and equipment, net	28,192		22,768
Cash surrender value of life insurance policies	22,246		21,888
Deferred taxes	6,633		5,350
Intangible assets	27,528		1,382
Goodwill	23,398		-
Other assets	2,190		2,198
Total non-current assets	110,187		53,586
Total assets	$285,665		$181,653

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loan	$5,816		$-
Trade accounts payable	26,275		9,105
Accrued salaries, wages and benefits	3,580		4,834
Income tax accrual	733		357
Customer deposits	4,069		797
Other accrued expenses	2,435		1,512
Total current liabilities	42,908		16,605
Long term debt	46,234		-
Deferred compensation	10,619		8,409
Pension plan	6,158
Income tax accrual	168		166
Other long-term liabilities	1,416		412
Total long-term liabilities	64,595	-	8,987
Total liabilities	107,503		25,592

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,516 and 10,818 shares issued and outstanding on each date	39,434		18,667
Retained earnings	138,601		137,255
Accumulated other comprehensive income	127		139
Total shareholders’ equity	178,162		156,061
Total liabilities and shareholders’ equity	$285,665		$181,653

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited
	Thirteen Weeks Ended
	May 1, 2016		May 3, 2015
Operating Activities:
Net income	$2,500		$3,472
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,785		620
Loss (gain) on disposal of assets	(15)		41
Deferred income tax expense (benefit)	(1,276)		826
Non-cash restricted stock and performance awards	629		157
Provision for doubtful accounts	16		698
Changes in assets and liabilities
Trade accounts receivable	13,553		1,224
Income tax recoverable	-		(178)
Inventories	3,649		1,017
Gain on life insurance policies	(181)		(173)
Prepaid expenses and other current assets	335		193
Trade accounts payable	(5,615)		(1,869)
Accrued salaries, wages and benefits	(2,242)		(1,494)
Accrued income taxes	376		(1,368)
Customer deposits	651		58
Other accrued (income) expenses	(639)		154
Deferred compensation	(25)		146
Other long-term liabilities	(40)		15
Net cash provided by operating activities	14,461		3,539

Investing Activities:
Acquisition of Home Meridian	(86,062)		-
Purchases of property, plant and equipment	(703)		(428)
Proceeds received on notes receivable	26		7
Premiums paid on life insurance policies	(174)		(168)
Net cash used in investing activities	(86,913)		(589)

Financing Activities:
Proceeds from long-term debt	60,000		-
Payments for long-term debt	(7,797)		-
Debt issuance cost	(165)		-
Cash dividends paid	(1,154)		(1,079)
Net cash used in financing activities	50,884		(1,079)

Net (decrease) increase in cash and cash equivalents	(21,568)	-	1,871
Cash and cash equivalents at the beginning of year	53,922		38,663
Cash and cash equivalents at the end of year	$32,354		$40,534

Supplemental schedule of cash flow information:
Income taxes paid, net	$2,308		$2,611
Interest paid	164		9
Supplemental schedule of noncash investing activities:
Acquisition cost paid in common stock	$20,267		-
Increase in property and equipment through accrued purchases	44		-

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949